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                                                                    EXHIBIT 2(B)

                            AMENDMENT TO THE BYLAWS

                                      OF

                       THE MASTERS GROUP OF MUTUAL FUNDS

This amendment dated November 17, 1992 to the Bylaws of The Masters Group of Mutual Funds (the Trust), a Massachusetts business trust, is subject to the Declaration of Trust of the Trust dated March 6, 1992, as from time to time amended, supplemented or restated (the Declaration of Trust). Capitalized terms used herein which are defined in the Declaration of Trust are used as therein defined.

                                  ARTICLE VI
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                         SHARES OF BENEFICIAL INTEREST
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Section 7. Each Series of the Trust may be divided into separate and distinct
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classes. Eligibility to purchase and hold such classes of shares may be fixed by the Trustees, from time to time. Description of eligibility in the prospectus of any class shall be conclusive. In the event that any holder of a class of Shares is not eligible to hold Shares of such class, and is eligible to hold Shares of another class of the same Series, then the Shares shall be reclassified as Shares of the other class upon reasonable notice. Any notice period disclosed in the prospectus of the original class shall be deemed to be reasonable notice.